Exhibit 10.21

Intellia Therapeutics, Inc.

Second Amended and Restated Non-Employee Director Compensation Policy

The purpose of this Second Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) of Intellia Therapeutics, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company.  This Policy will become effective as of the date of adoption by our Board of Directors (the “Effective Date”).  In furtherance of this purpose, all non-employee directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership:  $40,000 for general availability and participation in meetings and conference calls of our Board of Directors (the “Board”).  No additional compensation for attending individual Board meetings.

Additional Retainer for Chairperson of the Board: $30,000 to acknowledge the additional responsibilities and time commitment of the Chairperson role.

Additional Annual Retainers for Committee Membership:

Audit Committee Chairperson:	$15,000

Audit Committee member:	$7,500

Compensation Committee Chairperson:	$10,000

Compensation Committee member:	$5,000

Nominating and Corporate Governance Committee Chairperson:	$8,000

Nominating and Corporate Governance Committee member:	$4,000

Science and Technology Committee Chairperson:	$10,000

Science and Technology Committee member:	$5,000

No additional compensation for attending individual committee meetings.

All cash retainers will be paid quarterly, in arrears, or upon the earlier of resignation or removal of the non-employee director.  Cash retainers owing to non-employee directors shall be annualized, meaning that with respect to non-employee directors who join the Board during the calendar year, and with respect to all non-employee directors for 2016, such amounts shall be pro-rated based on the number of calendar days served by such director.

Equity Retainers

Initial Equity Grant: One-time option grant to each new non-employee director upon his/her election to the Board after the Effective Date to purchase 38,000 shares of common stock, par value $0.0001 per share (the “Common Stock”). Such initial equity grant shall be made upon the director first becoming a director. Such initial equity grant shall vest as to 33 1/3 % of the total award one year after the date of grant and thereafter in substantially equal quarterly installments during the three years following the grant date, subject to the director’s continued service on the Board.

On the date of each Annual Meeting of Stockholders:  Annual option grant to each non-employee director serving on the Board immediately following the Company’s annual meeting of stockholders to purchase 19,000 shares of Common Stock. Such annual equity grant shall vest on the earlier of the one-year anniversary of the grant date and the Company’s next annual meeting of stockholders, subject to the director’s continued service on the Board.

All of the foregoing option grants will become immediately exercisable upon the death, disability or retirement of a director or upon a change in control of the Company.  In addition, the form of option agreement will give directors up to one year following cessation of service as a director to exercise the options (to the extent vested at the date of such cessation), provided that the director has not been removed for cause.

All of the foregoing options will be granted at an exercise price equal to the fair market value of a share of Common Stock on the date of grant.

Expenses

The Company shall reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending Board and committee meetings.

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ADOPTED BY THE BOARD OF DIRECTORS: October 25, 2016.

Amended and Restated by the Board of Directors: July 24, 2017

AMENDED AND RESTATED BY THE BOARD OF DIRECTORS:  December 11, 2019